Exhibit 99.1

GAP INC. REPORTS DECEMBER SALES

SAN FRANCISCO - January 7, 2010 - Gap Inc. (NYSE: GPS) today reported that December 2009 net sales were up five percent from last year. Net sales for the five-week period ended January 2, 2010 were $2.02 billion compared with net sales of $1.93 billion for the five-week period ended January 3, 2009. The company's comparable store sales for December 2009 increased 2 percent compared with a 14 percent decrease in December 2008.

Comparable store sales for December 2009 were as follows:

  Gap North America: positive 1 percent versus negative 12 percent last year
  Banana Republic North America: negative 3 percent versus negative 15 percent last year
  Old Navy North America: positive 7 percent versus negative 16 percent last year
  International: negative 1 percent versus negative 5 percent last year

"We're pleased that our planned promotions and holiday assortments allowed us to compete effectively while delivering merchandise margins significantly above last year," said Sabrina Simmons, chief financial officer of Gap Inc.

Year-to-date net sales were $13.40 billion for the 48 weeks ended January 2, 2010, a decrease of 3 percent compared with net sales of $13.77 billion for the 48 weeks ended January 3, 2009. The company's year-to-date comparable store sales decreased 4 percent compared with an 11 percent decrease last year.

For more detailed information, please call 1-800-GAP-NEWS (1-800-427-6397) to listen to Gap Inc.'s monthly sales recording. International callers may call 706-634-4421.

January Sales

The company will report January sales on February 4, 2010.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic, Old Navy, Piperlime and Athleta brand names. Fiscal 2008 sales were $14.5 billion. Gap Inc. operates more than 3,100 stores in the United States, the United Kingdom, Canada, France, Japan and Ireland. In addition, Gap Inc. is expanding its international presence with franchise agreements in Asia, Europe, Latin America and the Middle East. For more information, please visit gapinc.com.

Investor Relations:

Aina Konold

(415) 427-4454

Media Relations:

Kris Marubio

(415) 427-1798

press@gap.com